Exhibit 99.B(p)(36)

MARTINGALE ASSET MANAGEMENT, L.P.

Code of Ethics

Effective as of January 1, 2017

Introduction

A primary duty of all Advisory Persons (as defined below) of Martingale Asset Management, L.P. (the “Adviser”), when dealing with investment advisory clients (each defined below as an “Advisory Client”), is to conduct themselves in conformance with the highest ethical standards. Thus, no Advisory Person of the Adviser shall engage in any activity that could result in an actual, potential or perceived conflict of interest, and each Advisory Person must avoid any action that could be considered a breach of one’s fiduciary duties.

This Code of Ethics sets forth the policies concerning the purchase or sale of Securities (as defined below) by Advisory Persons of the Adviser and the conduct expected of Advisory Persons. It further sets forth the procedures to be used to report the purchase or sale of any Securities by such person or address any violation of this Code of Ethics. This Code of Ethics is designed to ensure compliance with the requirements of Sections 204 and 204A of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 204A-1 thereunder, as well as Section 17(j) of the Investment Company Act of 1940 (the “1940 Act”) and Rule 17j-1 thereunder. In addition, this Code of Ethics is designed to provide a program for detecting and preventing insider trading by Advisory Persons of the Adviser.

Section 204A of the Advisers Act requires investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse (whether under the Advisers Act or the Securities Exchange Act of 1934, as amended (the “Exchange  Act”) or the rules and regulations thereunder) of material, nonpublic information by investment advisers or any person affiliated with an investment adviser. Rule 204A-1 requires each registered investment adviser to adopt a written code of ethics containing provisions reasonably necessary to prevent Advisory Persons from engaging in conduct prohibited by Rule 204A-1.

Section 17(j) of the 1940 Act makes it unlawful for an affiliated person of a registered investment company to engage in transactions in Securities that are also held or are to be acquired by a registered investment company, if such transactions are in contravention of rules adopted by the Securities and Exchange Commission to prevent fraudulent, deceptive, or manipulative practices. Section 17(j) broadly prohibits any such affiliate from engaging in any type of manipulative, deceptive, or fraudulent practice with respect to the investment company and, in furtherance of that prohibition, requires each adviser to a registered investment company to adopt a written code of ethics containing provisions reasonably necessary to prevent Advisory Persons from engaging in conduct prohibited by Rule 17j-1. The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of such code of ethics.

A copy of this Code of Ethics (and any amendments adopted from time to time) shall be circulated to each Advisory Person by one of the members of the Adviser’s compliance committee (the “Compliance Committee”), the members of which are set forth on Exhibit A attached hereto (each such member of the Compliance Committee, a “Designated Compliance Officer”), together with an acknowledgment of receipt, which shall be signed and returned to a Designated Compliance Officer by each Advisory Person. The Compliance Committee is charged with the responsibility for ensuring that all Advisory Persons adhere to the requirements of this Code of Ethics, as amended from time to time.

This Code of Ethics is not intended to cover all possible areas of potential liability under the Advisers Act or the 1940 Act or under the federal securities law in general. This Code of Ethics is not all-inclusive and does not cover all of the expectations that the Adviser has for Advisory Persons. Advisory Persons are expected to conduct themselves with the highest ethical and business standards and always to comply with all applicable securities laws, including the Advisers Act. Persons covered by this Code of Ethics, therefore, are advised to seek advice before engaging in any transactions involving Securities held or under consideration for purchase or sale by the Adviser on behalf of Advisory Clients to ensure compliance with all applicable federal securities laws including the Advisers Act.

In addition, the Securities Exchange Act of 1934 and other federal and state securities laws may impose fiduciary obligations and trading restrictions on Advisory Persons in certain situations. It is expected that Advisory Persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

Definitions

1.                                      “Advisory Person” means any officer, director or employee of or partner in the Adviser who is involved in the advisory process, including portfolio managers; traders; employees whose duties or functions involve them in the investment process; any employee who makes, participates in or has access to information concerning the investment decisions that are being made for an Advisory Client or concerning the portfolio holdings of any fund for which the Adviser serves as investment adviser; and any affiliated, control or supervised person of the Adviser; provided, that a Designated Compliance Officer or another person listed on Exhibit A  hereto may affirmatively determine, based on a review and evaluation of the specific facts and circumstances, that an officer, director or partner of the Adviser shall not be considered an “access person” (as defined in Rule 204A-1(e)(1) of the Advisers Act) or an Advisory Person for purposes of this Code if such officer, director or partner (a) is not involved in the advisory process for any of the Adviser’s Advisory Clients, whether in respect to providing advice on or having access to nonpublic recommendations made by the Adviser regarding purchases or sales of Securities; and (b) does not have access to nonpublic information regarding either (x) any Advisory Clients’ purchase or sale of Securities or (y) the portfolio holdings of any reportable fund (as such term is defined in Rule 204A-1 of the Advisers Act). For purposes of this Code of Ethics, Advisory Person also includes members of an Advisory Person’s immediate family (i.e., husband, wife and children who are (i) directly or indirectly dependents of, and (ii) members of the same household as, an Advisory Person), accounts in which an Advisory Person or members of his or her family has a Beneficial Ownership (as defined below) interest or over which an Advisory Person has investment control or exercises investment discretion (e.g., a trust account).

2.                                      “Advisory Client” means any client (as that term is defined in Rule 203(b)(3)-1 of the Advisers Act) or any individual, group of individuals, partnership, trust or company, including a registered investment company, for whom the Adviser acts as investment adviser.

3.                                      “Automatic Investment Plan” means a program (including a dividend reinvestment plan) in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

4.                                      “Beneficial Ownership” shall mean any interest by which you, or any member of your immediate family (i.e., spouse, child or stepchild, parent, sibling or other relative living in the same home), can directly or indirectly derive a monetary benefit from the purchase, sale or ownership of a Security. Without limiting the foregoing, the term “Beneficial Ownership” also shall be interpreted with reference to the definition of Beneficial Ownership contained in the provisions of Section 16 of the Exchange Act, and the rules and regulations thereunder, as such provisions may be interpreted by the Securities and Exchange Commission. Thus, you may be deemed to have Beneficial Ownership of Securities held in accounts in your own name, your spouse’s name, and in all other accounts over which you do or could be presumed to exercise investment decision-making powers, or other influence or control, including, trust accounts, partnership accounts, corporate accounts or other joint ownership or pooling arrangements. The determination of direct or indirect beneficial ownership shall apply to all Securities that an Advisory Person presently owns or later acquires.

5.                                      “Cash Compensation” means any discount, concession, fee, service fee, commission, asset-based sales charge, loan, override or cash employee benefit received in connection with the offering of the Adviser’s services.

6.                                      “Control” means the power to exercise a controlling influence over the management or policies of the Adviser.

7.                                      “Non-Cash Compensation” means any form of compensation received in connection with the offering of the Adviser’s services that is not Cash Compensation, including but not limited to merchandise, gifts and prizes, travel expenses, meals and lodging.

8.                                      The “purchase” or “sale” of a Security includes the writing of an option to purchase or sell a Security.

9.                                      “Security” or “Securities” shall have the meaning set forth in Section 202(a)18 of the Advisers Act, except that it shall not include shares of registered open-end investment companies; securities issued by or holdings in direct obligations of the government of the United States (including federal government agencies) (“Government Securities”); bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; shares issued by open-end funds other than funds for which the Adviser is an Investment Adviser; shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds for which the Adviser is an investment adviser; and shares in exchanged-traded funds that are organized as open-end funds, none of which are funds for which the Adviser is an investment adviser.

Pre-Approval of Transactions

All purchases and sales (including short sales and option transactions) of individual Securities by Advisory Persons must be pre-approved before an order is placed. Prior to any purchases or sales of Securities, Advisory Persons must receive approval in writing (or, in unusual circumstances, promptly confirmed in writing), initialed by one of the persons listed on Exhibit A, and, once approved, purchase or sale orders must be executed within one business day of the approval date. As necessary, before giving approval, the person providing approval will consult (on a “no name” basis) with the appropriate trader to determine whether the proposed purchase or sale in any way conflicts with any trading being carried out on behalf of an Advisory Client. Advisory Persons seeking approval to acquire or dispose of individual Securities should allow sufficient time for this review and approval process. Records of each approval, and the rationale supporting each such approval, shall be maintained for at least five years after the end of the fiscal year in which such approval is granted and shall be kept at the offices of the Adviser for at least two years. The Adviser may maintain and preserve these records through electronic media or hard copy documentation.

Prohibited Purchases and Sales

No approval will be given for proposed transactions that violate the following rules, subject to the limited exceptions given below. No Advisory Person shall purchase or sell (including short sales and option transactions), directly or indirectly, any Security in which he or she has, or by such transaction acquires, any direct or indirect Beneficial Ownership, which Security at the time of such purchase or sale:

(a)                                 is being purchased or sold for the account of an Advisory Client; or

(b)                                 was purchased or sold for the account of an Advisory Client within seven days before and seven days after the date of such purchase or sale.

Additionally, no Advisory Person shall engage in a transaction, directly or indirectly, that involves an opportunity that an Advisory Client could utilize, unless one of the persons indicated on Exhibit A has (i) confirmed, on behalf of the Adviser, that the account of the Advisory Client does not wish to take advantage of the opportunity and (ii) approved of such transaction.

These restrictions shall not apply to purchases and sales of Securities that receive the prior approval of a person listed on Exhibit A where that person, in his or her discretion with an eye toward preventing abuse, has reasonably determined that such purchases or sales are only remotely potentially harmful to any Advisory Client; where it would be unlikely for any such purchase or sale to affect a highly institutional market; or where the Securities being purchased or sold are clearly not related economically to the Securities being purchased, sold or held by the account of an Advisory Client.

Additional Policies

1.                                      Investment Through Mutual Funds and Exchange-Traded Funds Organized as Open-End Funds Encouraged (Other Than Those Advised by the Advisor). All Advisory Persons are encouraged to make personal investments exclusively through mutual funds and exchange-traded funds organized as open-end funds (other than any such funds for which the Advisor provides advisory services) and to limit their investments in individual Securities to mutual funds or Government Securities. No prior approval is needed to make such investments.

2.                                      Investments Through Mutual Funds and Exchange-Traded Funds to which the Advisor Provides Advisory Services Prohibited. All Advisory Persons are prohibited from making personal investments in any Advisory Client, mutual fund or exchange-traded funds for which the Advisor provides advisory services.

3.                                      No Trading. All individual Security positions are expected to be taken for investment purposes. Securities trading, as distinct from investment, is discouraged. If an Advisory Person desires to sell a position he or she has held for less than sixty (60) days (or desires to re-acquire a recently liquidated position), the approval request submitted by such Advisory Person for such second transaction must include an explanation of the reason for the proposed transaction.

4.                                      Ownership Reports and New Employees. All Advisory Persons shall submit an annual holdings report not later than July 31 of each calendar year, such report to be current as of a date not more than forty-five days prior to the date on which the report is submitted to the Adviser. Advisory Persons who are new employees of the Adviser shall submit a schedule of current security holdings within ten days of the date their employment commences, such report to be current as of a date not more than forty-five days prior to the date on which the report is submitted to the Adviser. Any such annual holdings report (or schedule of holdings for a new employee) shall include: (i) the name, exchange ticker or CUSIP number (as applicable), number of shares and cost basis (if readily available) of all Securities owned by such Advisory Person and (ii) any Securities accounts such Advisory Person maintains with a broker, dealer or bank. Subsequently, each new employee shall comply with the requirements of this Code of Ethics in receiving approvals to liquidate or add to their Security positions.

5.                                      Private Placements, Limited Offerings and Initial Public Offerings. Investments in private placements, limited offerings (as defined in Rule 204A-1 of the Advisers Act), initial public offerings (“IPOs”) and other individual Securities that are not generally available to the public may present conflicts of interest even though such Securities may not be currently eligible for acquisition by some or all of the accounts of the Adviser’s Advisory Clients. Consequently, as with any other individual Security transaction, Advisory Persons must obtain prior approval before buying or selling any such Securities. In addition, with respect to private placements, the approval request must indicate that the investment is being purchased (or liquidated) on terms that are substantially the same as the terms available to other similarly situated private investors, and that the Advisory Person does not have any specific knowledge of an imminent public offering by the issuer of the Security. It is expected that any investment in a private placement, IPO or similar Security will be held for at least six months. If the Security subsequently becomes eligible for investment by an account of an Advisory Client and is, in fact, purchased by the Adviser on behalf of any Advisory Client, any Advisory Person who owns the Security will be expected to continue to hold such Security for at least six months following the date of its eligibility for purchase by the Adviser on behalf of an Advisory Client.

6.                                      Private Investment Partnerships. Although venture limited partnerships, limited liability companies, hedge funds or other similar entities are preferred over individual private placements, investments in these types of entities nevertheless can present potential conflicts. Accordingly, any such transaction must be approved by a person listed on Exhibit A prior to an Advisory Person buying or selling any such Securities.

7.                                      No Directorships. No Advisory Person may serve on the board of directors of or in another comparable role for any private or public operating company without prior written approval from one of the persons on Exhibit A. Such directorships or other comparable positions are generally discouraged because of their potential for creating conflicts of interest. Advisory Persons should also restrict their activities on committees (e.g., investment or other advisory committees or shareholder / creditor committees). These restrictions are necessary because of the potential conflicts of interest involved and the potential impediments created for the Adviser’s Advisory Clients. Advisory Persons serving on boards or committees of or in other comparable roles for operating companies may obtain material nonpublic information in connection with their directorships or positions on committees or otherwise that would effectively preclude the investment freedom that would otherwise be available to the Adviser on behalf of its Advisory Clients.

8.                                      No Special Favors. No Advisory Person may purchase or sell Securities on the basis of material nonpublic information or as a means of reciprocating for a brokerage allocation, buying Securities in an account of an Advisory Client, or any other business dealings with a third party. Information on or advisory to personal investments as a favor for doing business on behalf of Advisory Clients — regardless of what form the favor takes — is strictly prohibited. The appearance of “special favor” is also sufficient to make a personal transaction prohibited under these guidelines.

9.                                      Gifts, honoraria and other payments. No Advisory Person, on his or her own behalf or on behalf of the Adviser, shall accept payments in any form from any person or entity that has a business relationship with the Adviser if the Advisory Person is in a position to influence a business relationship for the benefit of the gift giver, except as provided below. No Advisory Person shall make payments to any person or entity that has a business relationship with the Adviser, on his or her own behalf or on behalf of the Adviser, if the recipient is in a position to influence a business relationship for the benefit of the Adviser or any Advisory Person, except as provided below.

The following are gifts that an Advisory Person may give or receive, as the case may be:

(a)                                 An Advisory Person may accept a gift or gifts other than cash, such as meals or tickets to the theater or sporting events (where the Advisory Person is not accompanied by the gift giver) from any person or entity that has a business relationship with the Adviser; provided, that the value of such gift or gifts does not exceed $100;

(b)                                 The Adviser or an Advisory Person may give a gift of gifts other than cash, such as meals or tickets to the theater or sporting events (where the recipient of the gift or gifts is not accompanied by an Advisory Person) to any one person or entity that has a business relationship with the Adviser; provided, that the value of such gift or gifts does not exceed $100;

(c)                                  The Adviser or an Advisory Person may accept payment or reimbursement of expenses (by a person or entity that has a business relationship with the Adviser) in connection with meetings attended by an Advisory Person that are held for the purpose of training or education of Advisory Persons or other persons; provided, that:

(i)                                     the Advisory Person obtains the Adviser’s prior written approval to attend the meeting;

(ii)                                  the payment or reimbursement received by the Adviser or Advisory Person is not applied to the expenses of any persons other than an Advisory Person unless explicitly approved in writing by the Adviser; and

(iii)                               the location is appropriate to the purpose of the meeting.

No Advisory Person shall accept a gift from or give a gift to any one person or entity that has a business relationship with the Adviser if the gift is valued in excess of $100, unless a Designated Compliance Officer first approves of such Advisory Person’s receipt or giving of such gift.

Under no circumstances shall an Advisory Person, on his or her own behalf or on behalf of the Adviser, accept any gift or other Non-Cash Compensation from any person or entity that has a business relationship with the Adviser if such compensation is preconditioned on the achievement of a sales target or any other objective pursuant to a Non-Cash Compensation arrangement.

Annual Reporting

Each Advisory Person shall submit to a Designated Compliance Officer, within ten days of first becoming an Advisory Person and annually not later than July 31 of each calendar year, a report, which shall be current as of a date not more than forty-five days prior to the date on which such Advisory Person submits the report to the Adviser, that discloses:

(a)                                 The title and type of Security, the exchange tracker symbol or CUSIP number (if applicable), number of shares and principal amount of all Securities in which the Advisory Person had any direct or indirect Beneficial Ownership;

(b)                                 the name of any broker, dealer or bank with whom the Advisory Person maintains an account in which any Securities are held for the direct or indirect benefit of the Advisory Person; and

(c)                                  the date on which the Advisory Person submits this holdings report.

Quarterly Reporting

1.                                      Subject to the exceptions set forth below, every Advisory Person shall report the information described in subsection 2 below using the compliance reporting portal designated by one or more members of the Compliance Committee with respect to transactions in any Security in which such Advisory Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Securities.

2.                                      Every report using the Adviser’s designated compliance reporting portal shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

(a)                                 the date of the transaction, the title, the exchange ticker or CUSIP number (as applicable), the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;

(b)                                 the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)                                  the price of the Security at which the transaction was effected;

(d)                                 the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)                                  the date on which the Advisory Person submits this transaction report.

3.                                      Any such report using the Adviser’s designated compliance reporting portal may contain a statement that making such report should not be construed as an admission that the Advisory Person making the report has any direct or indirect Beneficial Ownership interest in the Security to which the transaction report relates.

4.                                      If such Advisory Person established a Securities account during the prior quarter, such report using the Adviser’s designated compliance reporting portal must disclose the name of the broker, dealer or bank with which the account was established and the date on which the account was established.

5.                                      An Advisory Person shall submit or cause to be submitted to a Designated Compliance Officer copies of bank statements or broker’s advice containing the information specified in subsection 2 above in addition to listing the transactions in each such report; provided, that such submission by or on behalf of an Advisory Person shall be required only if such documentation has not otherwise been made available to the Adviser through its designated compliance reporting portal.

Other Reporting Obligations

In addition to the Annual and Quarterly reporting obligations described above, each Advisory Person shall direct each broker, dealer or bank with whom the Advisory Person maintains an account in which any Securities may be held for the direct or indirect benefit of the Advisory Person to send, transmit or otherwise provide to a Designated Compliance Officer a true, complete and correct copy of each regularly prepared brokerage statement, transaction report or other statement of account for each such account. Such direction shall include a request that each such statement be sent, transmitted or otherwise provided to a Designated Compliance Officer at the same time that it is sent, transmitted or otherwise provided to the Advisory Person.

Exceptions to Reporting Requirements and Prohibited Sales and Purchases

The reporting provisions and prohibitions on sales and purchases contained in this Code shall not apply to:

(a)                                 purchases or sales of Securities that are part of an Automatic Investment Plan;

(b)                                 transactions with respect to Securities held in accounts over which the Advisory Person does not have direct or indirect influence or control; provided, that an Advisory Person is presumed to have Beneficial Ownership of Securities that are held by his or her immediate family members sharing the Advisory Person’s home;

(c)                                  transactions that, if reported hereby, would duplicate information contained in broker trade confirmations or account statements that the Adviser already holds in its records, so long as the Adviser receives the confirmations or statements no later than thirty days after the end of the applicable calendar quarter.

Reporting of Violations

Each Advisory Person shall promptly report any known or suspected violation of this Code of Ethics by an Advisory Person to a Designated Compliance Officer. The Compliance Committee, upon receipt of notice of any alleged violation of this Code of Ethics by an Advisory Person, shall promptly investigate such allegations and determine whether any violation of this Code of Ethics has in fact occurred. If the Compliance Committee determines that a violation of this Code of Ethics has occurred, the Compliance Committee shall promptly take reasonably appropriate action to punish such offense.

Review by Compliance Committee

The Compliance Committee shall compare all reports of personal Securities transactions with completed and contemplated portfolio transactions of Advisory Clients to determine whether a violation of the Code of Ethics may have occurred. No Designated Compliance Officer shall review his or her own report; instead, another Designated Compliance Officer shall review any other Designated Compliance Officer’s report. Before making any determination that an Advisory Person has violated this Code of Ethics, the Compliance Committee shall give such Advisory Person an opportunity to supply additional explanatory material.

If the Compliance Committee determines that a violation of the Code of Ethics has or may have occurred, a Designated Compliance Officer shall submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual, to the Chairman or, if the Chairman shall be a Designated Compliance Officer, the President, who shall make an independent determination of whether a violation has occurred.

If it is determined that a material violation has occurred, a report of the violation shall be made to such person or persons as required by law.

If a Securities transaction of a Designated Compliance Officer is under consideration, such Designated Compliance Officer shall be excluded from deliberations of the Compliance Committee with respect to such Designated Compliance Officer’s transaction.

If the Adviser determines that an Advisory Person has committed a violation of this Code of Ethics, the Adviser may impose sanctions and take other actions as it deems appropriate.

Oversight by Governing Board

The Adviser’s governing board has approved this Code of Ethics, as revised. Any material change to this Code of Ethics shall be approved by such board within six months after the adoption of such material change.

The Compliance Committee shall provide a written report to the Adviser’s governing board no less frequently than annually that (i) describes any issues arising under this Code of Ethics or procedures adopted since the last report to the governing board, including, but not limited to, information about material violations of this Code of Ethics and procedures or sanctions imposed in response to such material violations; and (ii) certifies to such board that the Adviser has adopted procedures reasonably necessary to prevent Advisory Persons from violating this Code of Ethics.

Confidentiality

All reports of Securities transactions and any other information filed with the Adviser pursuant to this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and by personnel of the Securities and Exchange Commission.

Certification

Each Advisory Person shall re-certify annually in writing his or her familiarity and compliance with this Code of Ethics and any amendments hereto.

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EXHIBIT A

Persons Designated to Give Approval of Transactions:

Jennifer N. Cooper
Alan J. Strassman
William E. Jacques

Compliance Committee:

Jennifer N. Cooper
Alan J. Strassman
Marisa N. Renaud